UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 25, 2009

Date of Report (Date of earliest event reported)

MONOTYPE IMAGING HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33612	20-3289482
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 Unicorn Park Drive

Woburn, Massachusetts 01801

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (781) 970-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

See Item 5.02, which is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On February 25, 2009, the Board of Directors of Monotype Imaging Holdings Inc. (the “Company”) appointed Scott E. Landers, age 38, as the Company’s principal accounting officer, replacing Alex N. Braverman, the Company’s Vice President of Finance. Mr. Landers has served as the Company’s Senior Vice President and Chief Financial Officer since July 2008. From September 2007 to July 2008, Mr. Landers served as Vice President of Global Finance at Pitney Bowes Software, a leading global provider of location intelligence solutions. From April 2007 to September 2007, Mr. Landers served as Vice President of Finance and Administration for Pitney Bowes MapInfo Corporation. Prior to that, Mr. Landers served as Vice President of Finance and Corporate Controller at MapInfo Corporation from June 2003 to April 2007, at which time it was acquired by Pitney Bowes. Mr. Landers is a certified public accountant and holds a bachelor’s degree in accounting from Le Moyne College and a master’s degree in business administration from The College of Saint Rose.

Other than an Employment Agreement which the Company has entered into with Mr. Landers, and which has been previously filed by the Company with the Securities and Exchange Commission on Form 8-K, there is no arrangement or understanding pursuant to which Mr. Landers was selected as Senior Vice President, Chief Financial Officer and principal accounting officer and there are no family relationships between Mr. Landers and the other directors or executive officers of the Company. Since the beginning of the Company’s last fiscal year, and except pursuant to his Employment Agreement, Mr. Landers has not had any transactions or currently proposed transactions in which he was or is to be a participant in amounts greater than $120,000 and in which any related person had or will have a direct or indirect material interest.

(e) On February 25, 2009, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Company approved payments under the Company’s 2008 Executive Compensation Plan (the “2008 Bonus Plan”), payable upon the satisfaction of the conditions set forth in the 2008 Bonus Plan, to Douglas J. Shaw, President and Chief Executive Officer; Scott E. Landers, Senior Vice President, Chief Financial Officer and Treasurer; John L. Seguin, Executive Vice President; David L. McCarthy, Vice President and General Manager, OEM Sales, and Janet M. Dunlap, General Counsel and Secretary of $121,500, $50,500, $98,000, $73,000 and $79,000, respectively.

On February 25, 2009, the Compensation Committee also approved awards of non-qualified stock options under the Company’s 2007 Stock Option and Incentive Plan to Mr. Shaw, Mr. Landers, Mr. Seguin, Mr. McCarthy and Ms. Dunlap of 160,000, 60,000, 60,000, 35,000, and 27,000 shares, respectively. Pursuant to the Company’s Equity Award Grant Policy, such awards will be granted to the employee on the third day following the filing of the Company’s Form 10-K for the year ended December 31, 2008, or if such date is not a day on which the NASDAQ Global Select Market is open for trading, then on the next such trading day (the “Grant Date”). The exercise price of the awards shall be equal to the closing market price on the NASDAQ Global Select Market of a share of the Company’s common stock on the Grant Date. In order to receive the award, the executive officer must be employed by the Company on the Grant Date. These awards are subject to time-based vesting, with 25% of the shares underlying each award vesting on the first anniversary of the Grant Date and the remaining shares vesting in equal quarterly installments over the following three years.

Also on February 25, 2009, the Compensation Committee approved awards of non-qualified stock options under the Company’s 2007 Stock Option and Incentive Plan to Mr. Shaw, Mr. Landers, Mr. Seguin, Mr. McCarthy and Ms. Dunlap of 18,900, 11,300, 13,600, 8,300 and 8,400 shares, respectively. These awards will also be granted to the employee on the Grant Date and the exercise price of the awards shall be equal to the closing market price on the NASDAQ Global Select Market of a share of the Company’s common stock on the Grant Date. In order to receive the award, the executive officer must be employed by the Company on the Grant Date. These awards are subject to time-based vesting, with 50% of the shares underlying each award vesting on the first anniversary of the Grant Date and the remaining shares vesting on the second anniversary of the Grant Date.

On February 25, 2009, the Compensation Committee also approved an amendment to the Company’s 2009 Executive Compensation Plan (the “2009 Bonus Plan”). The 2009 Bonus Plan, as amended, grants the Compensation Committee discretion to increase the aggregate bonus amount payable to the Company’s executive officers under the 2009 Bonus Plan by using unallocated amounts from other Company incentive plans. A copy of the amended 2009 Bonus Plan is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

9.01. Exhibits

(d)	Exhibits

10.1	Monotype Imaging Holdings Inc. 2009 Executive Incentive Compensation Program, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

MONOTYPE IMAGING HOLDINGS INC.

March 3, 2009	By:	/s/ Douglas J. Shaw
Douglas J. Shaw
President and Chief Executive Officer (Principal Executive Officer)